DAKTRONICS, INC.
DESCRIPTION OF SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934

DESCRIPTION OF CAPITAL STOCK

Daktronics, Inc., a Delaware corporation (the “Company,” “we,” or “us”), has one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended: our common stock, par value $0.00001 per share (“Common Stock”). The following description of our Common Stock is a summary, does not purport to be complete, and is subject to and qualified in its entirety by reference to the Company’s Certificate of Incorporation (the “Certificate”) and the Company’s Bylaws (the “Bylaws”), each of which are filed as an exhibit to our most recent Annual Report on Form 10-K of which this Exhibit 4.5 is a part (the “Form 10-K”) and incorporated by reference herein. We encourage you to carefully read the Certificate, the Bylaws, and the applicable provisions of the Delaware General Corporation Law (the “DGCL”) for additional information.

Authorized Shares

Pursuant to the Certificate, we have the authority to issue one-hundred fifteen million (115,000,000) shares of Common Stock and five million (5,000,000) shares of preferred stock, par value $0.00001 per share (“Preferred Stock”).

Preferred Stock

Our Board of Directors (the “Board” or “Board of Directors”) is authorized to establish one or more classes or series of Preferred Stock and to fix the designations, powers, preferences, and rights, and the qualifications, limitations, and restrictions of each such class or such series, including, without limitation, dividend rights, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), liquidation preferences, and the number of shares constituting a series or the designation of such series, without any further vote or action by our stockholders, subject to limitations prescribed by applicable law and the Nasdaq Global Select Market (“Nasdaq”). Any or all of those rights, preferences, or privileges could be greater than or supersede the rights of our Common Stock, and the issuance of Preferred Stock could adversely affect the voting power of holders of Common Stock and the likelihood that such holders will receive dividend or liquidation payments and payments upon any liquidation of the Company. In addition, the issuance of Preferred Stock could have the effect of delaying, deferring, or preventing a change in control of the Company or similar corporate action. See “Certain Anti-Takeover Effects” below.

As of the date of filing of the Form 10-K, no shares of Preferred Stock were outstanding.

Voting Rights

The holders of Common Stock are entitled to one vote per share on all matters to be voted upon by the stockholders. The holders of Common Stock are not entitled to cumulative voting of their shares in the election of directors. Directors are to be elected by a majority of the votes cast by the holders of Common Stock entitled to vote and present in person or represented by proxy, provided that if the number of candidates exceeds the number of directors to be elected, each director will be elected by the vote of a plurality of the votes cast with respect to that director’s election.

Dividend Rights

Holders of shares of Common Stock are entitled to receive dividends declared by the Board of Directors out of funds legally available for the payment of dividends under the DGCL, subject to the terms of any existing or future agreements of the Company and the prior rights, if any, of any holders of our Preferred Stock then outstanding.

Classified Board

Members of the Board of Directors are divided into three classes and serve staggered three-year terms. Under the Certificate, any director may be removed, with or without cause, upon the affirmative vote of a majority of the stockholders entitled to vote generally for the election of directors, acting at a meeting of the stockholders in accordance with the DGCL, the Certificate, and the Bylaws.

Liquidation Rights

Upon any liquidation, dissolution, or winding up of the Company, voluntary or otherwise, each share of Common Stock is entitled to participate pro rata in all assets available for distribution after the payment of all liabilities and provision for the liquidation preference of then-outstanding shares of Preferred Stock, if any.

Other Rights and Preferences

The holders of Common Stock have no preemptive rights and no rights to convert their Common Stock into any other securities. There are also no redemption or sinking fund provisions applicable to our Common Stock.

All outstanding shares of Common Stock are fully paid and non-assessable. In addition, see “Certain Anti-Takeover Effects” below.

Listing, Transfer Agent, and Registrar

Our Common Stock is listed on the Nasdaq under the trading symbol “DAKT.” The transfer agent and registrar for our Common Stock is Equiniti Trust Company LLC.

Certain Anti-Takeover Effects

Certain provisions of the DGCL, the Certificate, and the Bylaws may delay or discourage transactions involving an actual or potential change in our control or management, including transactions in which stockholders might otherwise receive a premium for their shares, or transactions that our stockholders might otherwise deem to be in their best interests. Therefore, these provisions could adversely affect the price of our Common Stock.

Additional Authorized Shares of Capital Stock

The Certificate permits the Board to authorize and issue shares of preferred stock without prior stockholder approval, commonly referred to as “blank check” preferred stock, with any rights, preferences, and privileges as the Board may designate, including, without limitation, the right to approve an acquisition or other change in control of the Company.
Staggered Board

Our staggered Board increases the difficulty of takeovers because a hostile bidder cannot replace our entire Board in a single proxy contest.

Directorship

The Bylaws provide that the authorized number of directors may be increased by resolution of the Board. The Bylaws further provide that any newly created directorships resulting from an increase in the authorized number of directors and any vacancies occurring in the Board may be filled by the affirmative vote of a majority of the stockholders or by the affirmative vote of a majority of the remaining members of the Board of Directors, although less than a quorum, or by a sole remaining director.

Advance Notice Requirements

The Bylaws require that stockholders must provide advance notice to raise business matters or nominate directors at annual meetings of stockholders.

Indemnification of Officers and Directors

Both the Certificate and the Bylaws require the Company to indemnify its officers and directors to the fullest extent authorized or permitted by the DGCL or any other applicable laws as may from time to time be in effect, as the same exist or may be amended from time to time and permit the Company to indemnify employees, agents, and other persons for such expenses and liabilities, in such manner and under such circumstances, as the Board of Directors may determine from time to time.

Delaware Business Combination Statute

In general, Section 203 of the DGCL (the “Delaware Business Combination Statute”) prohibits a Delaware corporation with a class of voting stock listed on a national securities exchange or held of record by 2,000 or more stockholders from engaging in a Business Combination (as defined below) with an Interested Stockholder (as defined below) for a three-year period following the time that this stockholder becomes an interested stockholder, unless the Business Combination is approved in a prescribed manner. A “Business Combination” includes, among other things, a merger, asset or stock sale, or other transaction resulting in a financial benefit to the Interested Stockholder. An “Interested Stockholder” is a person who, together with affiliates and associates, owns, or did own within three years prior to the determination of Interested Stockholder status, 15% or more of the corporation’s voting stock. Under the Delaware Business Combination Statute, a Business Combination between a corporation and an Interested Stockholder is prohibited for three years unless it satisfies one of the following conditions:

•Before the stockholder became an Interested Stockholder, the board of directors approved either the Business Combination or the transaction which resulted in the stockholder becoming an Interested Stockholder;
•Upon consummation of the transaction which resulted in the stockholder becoming an Interested Stockholder, the Interested Stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, shares owned by persons who are directors and also officers, and employee stock plans, in some instances; or
•At or after the time the stockholder became an Interested Stockholder, the Business Combination was approved by the board of directors of the corporation and authorized at an annual or special meeting of the stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the Interested Stockholder.

The DGCL permits a corporation to opt out of, or choose not to be governed by, the Delaware Business Combination Statute by expressly stating so in its original certificate of incorporation (or subsequent amendment to its certificate of incorporation or bylaws approved by its stockholders). The Company’s Certificate does not contain a provision expressly opting out of the application of the Delaware Business Combination Statute; therefore, the Company is subject to the Delaware Business Combination Statute.